Prospectus Supplement to Prospectus dated January 18, 2008

     Registration No. 333-142045
Filed Pursuant to Rule 424(b)(3)

Unify Corporation

Supplement
To
Prospectus Dated January 18, 2008

This is a Supplement to Unify Corporation's Prospectus, dated January 18, 2008 with respect to the offer and sale of up to 1,940,000 shares of Unify common stock, by the selling stockholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

Unify is a global provider of service-oriented architecture (SOA) enablement and application modernization solutions. The company has a rich heritage of delivering enterprise software and services for modernizing and maximizing the performance of applications and data while providing significant and measurable return on investment for customers. Unify's market leading technologies help organizations drive business optimization, improve collaboration, increase customer service and reduce costs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

QUARTERLY REPORT ON FORM 10-Q

On November 26, 2008 we filed our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2008. We hereby incorporate by reference into this Supplement and the Prospectus this Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2008.

A copy of our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2008 is being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information About Us."

The date of this Supplement is December 22, 2008.